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                                                                 EXHIBIT 11

                  ORION CAPITAL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                (000s omitted-except for per common share data)

                                                  Year Ended December 31,
                                                ---------------------------
                                                  1993      1992      1991
                                                  ----      ----      ----
Computation of weighted average
  number of common and equivalent
  shares outstanding:

PRIMARY -
  Weighted average number of shares
    outstanding .............................    14,461    10,826     9,888

  Dilutive effect of stock options ..........       137        88        76
                                                -------   -------   -------
  Weighted average number of common and
    equivalent shares .......................    14,598    10,914     9,964
                                                =======   =======   =======

  Net earnings before preferred dividend
    requirements ............................   $68,813   $42,872   $44,668
  Preferred dividends .......................       409     6,358     7,276
                                                -------   -------   -------
  Net earnings attributable to common
    stockholders ............................   $68,404   $36,514   $37,392
                                                =======   =======   =======

  Net earnings per common share .............   $  4.69   $  3.35   $  3.75
                                                =======   =======   =======

FULLY DILUTED -
  Weighted average number of shares
    outstanding .............................    14,461    10,826     9,888
  Dilutive effect of stock options ..........       137       128       100
  Conversion of $1.90 Preferred Stock .......         -     2,066     2,644
  Conversion of $2.125 Preferred Stock ......        57     1,454     1,454
                                                -------   -------   -------
  Weighted average number of common and
    equivalent shares .......................    14,655    14,474    14,086
                                                =======   =======   =======

  Net earnings before preferred dividend
    requirements ............................   $68,813   $42,872   $44,668
  Adjustable rate preferred stock dividends..       407     1,581     1,679
                                                -------   -------   -------
  Net earnings attributable to common
    stockholders ............................   $68,406   $41,291   $42,989
                                                =======   =======   =======

  Net earnings per common share .............   $  4.67   $  2.85   $  3.05
                                                =======   =======   =======

     Common stock and per common share data have been restated to give effect to the 5-for-4 stock splits paid on November 15, 1993 and December 7, 1992.
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